Exhibit 99.1

GFI Group Inc. Announces Third Quarter 2006 Results

•      GAAP Revenues Increase 38% to $180.0 Million
•      GAAP Net Income Rises 53% to $16.6 Million or $0.57 per Diluted Share
•      Non-GAAP Net Income Is Up 44% to $17.3 Million or $0.59 per Diluted Share

New York, November 1, 2006 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the third quarter and nine months ended September 30, 2006.

Highlights

•      Total revenues for the third quarter of 2006 increased 38% to $180.0 million compared with the third quarter of 2005.

•      Brokerage revenues for the third quarter of 2006 also rose 38% over the 2005 third quarter, with strong growth in all product categories — credit, financial, equity and commodity, which increased 18%, 25%, 59% and 85% respectively. All geographic regions demonstrated strong increases from the third quarter of 2005.

•      Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, grew by more than 30% in the third quarter of 2006 as compared to the third quarter of 2005.

•      There were a total of 827 brokerage personnel at September 30, 2006 representing a net increase of 163 brokerage personnel from the end of the third quarter of 2005 and 50 from the end of 2005.  Subsequent to end of the 2006 third quarter, GFI added over 70 brokerage personnel as a result of its acquisition of the North American brokerage operations of Amerex Energy.

•      Compensation and employee benefits expense as a percentage of revenues was 62.5% for the third quarter of 2006 compared with 62.3% in the third quarter of 2005.  Non-compensation expense as a percentage of revenues was 22.3% for the third quarter of 2006 compared with 22.8% in the third quarter of 2005.  The effective tax rate for the first nine months of 2006 was 41% compared to an effective tax rate of 44% for the first nine months of 2005.

•      Net income for the third quarter of 2006 increased 53% to $16.6 million, or $0.57 per diluted share, compared with the third quarter of 2005.  On a non-GAAP basis, 2006 third quarter net income rose 44% to $17.3 million, or $0.59 per diluted share, compared with the third quarter of 2005.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our 38% year-over-year revenue growth in the third quarter of 2006 was due, in part, to a substantial increase in our equity and commodity product revenues driven by volatility in the underlying markets, our earlier acquisition of Starsupply, the establishment of our Paris office and a more than 30% increase in our credit derivatives revenue.

“Our energy footprint has now greatly expanded with our acquisition of the North American brokerage operations of Amerex Energy, which adds substantial depth in electric power, natural gas and emissions products and derivatives.  With the completion of the Amerex acquisition on October 1, we believe that GFI is better positioned to benefit from any future expansion of the energy markets.

“GFI continues to be a global leader in the OTC credit derivatives market.  We are also furthering our leadership position through product introductions and technology innovation. Our CreditMatch® electronic trading systems for OTC credit products gained ground in Europe in the third quarter, with the percentage of fully electronic credit default swap transactions increasing to approximately 45% of all credit derivative transactions in Europe, up from the previous quarter.  We continue to roll out our CreditMatch platform in North America and are satisfied with the early progress.

“Year-over-year growth for the third quarter was also strong in financial products due to our investment in our Asia operations last year, new financial products introduced in Europe and strong demand for our emerging market products.

“In entering the second half of the year, one of our priorities was to reduce a range of costs.  We believe that we made headway with that effort as reflected in our improved pre-tax and net income margins.

“Looking at the balance of the year, we currently expect our fourth quarter brokerage revenues, including revenues from our Amerex operations to meet or exceed 25% growth compared with the fourth quarter of 2005, absent any volatility events that could further increase growth.”

Revenues

For the third quarter of 2006, total revenues were $180.0 million, an increase of 38% from $130.7 million in the third quarter of 2005.  Excluding the effect of foreign exchange collars described below, total revenues on a non-GAAP basis for the third quarter of 2006 were $181.0 million compared with $131.5 million in the third quarter of 2005, also representing an increase of 38%.

Brokerage revenues rose 38% to $173.4 million in the 2006 third quarter and included an 18% increase in credit products, which includes revenues from transactions in credit derivatives, corporate fixed income and emerging market debt.  Revenues from credit derivatives alone grew more than 30% during the third quarter of 2006 over the third quarter of 2005.   There was also a 25% increase in financial products, a 59% increase in equity products and an 85% increase in commodity products compared with the third quarter of 2005.  Third quarter 2006 equity and commodity product revenues included the full contributions of GFI’s Paris office and its Starsupply oil products business, respectively. The Company commenced operations at its Paris office in the first quarter of 2006 and acquired its Starsupply business on September 15, 2005.  Revenues from analytics and data products rose 27% to $5.0 million in the 2006 third quarter from $3.9 million in the corresponding period of 2005.

By geographic region, third quarter 2006 brokerage revenues increased 13% in North America, 65% in Europe and 64% in Asia Pacific over the third quarter of 2005.

Expenses

For the third quarter of 2006, compensation and employee benefits expense was $112.5 million or 62.5% of total revenues.  This compares with $81.5 million or 62.3% of total revenues in the third quarter of 2005.

Non-compensation expense for the 2006 third quarter was $40.2 million or 22.3% of total revenues compared with $29.9 million or 22.8% of total revenues in the third quarter of 2005.

Earnings

On a GAAP basis, net income for the third quarter of 2006 rose 53% to $16.6 million, or $0.57 per diluted share, compared with $10.8 million, or $0.39 per diluted share, in the third quarter of 2005.  On a non-GAAP basis, GFI’s third quarter 2006 net income increased 44% to $17.3 million, or $0.59 per diluted share, compared with $12.0 million, or $0.43 per diluted share, in the third quarter

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of 2005.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Nine Month Results

On a GAAP basis, for the nine months ended September 30, 2006, GFI’s revenues rose 41% to $553.1 million and net income increased 30% to $47.7 million, or $1.64 per diluted share, compared with the same period of 2005. The 2006 amounts include revenues of $5.9 million in the second quarter related to the substantial completion of Fenics dealFX, an e-commerce foreign exchange execution platform, for a major money center bank, and $5.2 million of related costs. Excluding non-operating or non-recurring items described below under “Non-GAAP Financial Measures,” non-GAAP revenues for the first nine months of 2006 rose 44% to $556.5 million and net income increased 44% to $52.5 million, or $1.80 per diluted share, compared with the same period of 2005.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the third quarters ended September 30, 2006 and 2005, GFI used non-GAAP financial measures of revenues, expenses, net income and earnings per share, which were adjusted to exclude certain non-operating or non-recurring items. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these items provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented.

In the third quarter of 2006, the difference between GAAP and non-GAAP revenues was $1.0 million and the difference between GAAP and non-GAAP net income was $0.7 million.   For the first nine months of 2006, the difference between GAAP and non-GAAP revenues was $3.4 million and the difference between GAAP and non-GAAP net income was $4.9 million.

The difference between GAAP and non-GAAP amounts for the third quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•      A $1.0 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract have remained in accumulated other comprehensive loss on the balance sheet and are being reclassified into earnings over the term of the original contract. At September 30, 2006, there was $1.1 million before tax ($0.8 million after-tax) remaining in accumulated other comprehensive loss that will be recorded in earnings in the next quarter.

•      The effect of adjusting for this item would increase the Company’s income tax expense by $0.3 million.

The difference between GAAP and non-GAAP amounts for the first nine months of 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:

•      $2.4 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.

•      The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S. in the second quarter of 2006.

•      The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering in May 2006.

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•      $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.

•      The cumulative tax effect of excluding the items affecting the first nine months of 2006 would increase the Company’s income tax expense by $2.6 million.

The difference between non-GAAP and GAAP amounts for the third quarter of 2005 consisted of:

•      A $0.8 million loss reclassified from accumulated other comprehensive loss into other income due to the foreign exchange collars described above.

•      $0.8 million in duplicate rent related to the vacated London office.

•      The effect of excluding these items would increase the Company’s income tax expense by $0.5 million.

The difference between GAAP and non-GAAP amounts for the first nine months of 2005 reflected the above third quarter 2005 items as well as the exclusion for non-GAAP purposes of:

•      Other income of $7.5 million related to the previously mentioned foreign exchange collars.

•      $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•      $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•      A $3.2 million charge in connection with newly hired brokerage personnel to buy-out their existing employment contracts with their former employer.

•      Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

—    A $2.3 million reduction in lease termination liability.

—    A $1.1 million expense for accelerated depreciation for assets to be abandoned.

—    A $0.9 million expense for duplicate rent.

•      The cumulative tax effect of excluding the items affecting the first nine months of 2005 would increase the Company’s income tax expense by $0.1 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Thursday, November 2nd, 2006 to review its third quarter 2006 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 866-362-4832 in North America and +44-20-7365-8426 in Europe and ask for the “GFI Group” conference call.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

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Headquartered in New York, GFI was founded in 1987 and employs more than 1,300 people with additional offices in London, Paris, Hong Kong, Tokyo, Singapore, Sydney, Englewood (NJ), and Sugar Land (TX). GFI provides services and products to over 1,700 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, Starsupply®, Amerex® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

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GFI Group Inc. and Subsidiaries

Consolidated Statement of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES:
Brokerage revenues:
Agency commissions	$138,961	$98,559	$406,005	$287,248
Principal transactions	34,478	27,420	117,330	83,167
Total brokerage revenues	173,439	125,979	523,335	370,415
Analytics and market data	4,954	3,894	14,419	14,006
Long-term contract revenue	—	—	5,881	—
Interest income	2,150	1,236	6,778	3,179
Other income	(585)	(420)	2,699	5,705
Total revenues	179,958	130,689	553,112	393,305

EXPENSES:
Compensation and employee benefits	112,543	81,461	343,089	237,833
Communications and quotes	9,799	6,656	26,755	18,795
Travel and promotion	7,069	5,833	23,149	17,634
Rent and occupancy	4,594	4,662	15,048	12,003
Depreciation and amortization	4,338	3,434	12,222	11,126
Professional fees	4,391	2,797	13,755	8,193
Clearing fees	5,884	3,480	18,159	9,825
Interest	1,124	778	4,648	2,619
Other expenses	3,098	2,217	10,497	12,036
Cost of long-term contract	—	—	5,180	—
Lease termination costs to affiliate	(93)	—	(185)	(2,266)
Total expenses	152,747	111,318	472,317	327,798

INCOME BEFORE PROVISION FOR
INCOME TAXES	27,211	19,371	80,795	65,507

PROVISION FOR INCOME TAX	10,621	8,523	33,126	28,823

NET INCOME	$16,590	$10,848	$47,669	$36,684

Basic earnings per share - Class A and
Common stock	$0.58	$0.40	$1.69	$1.39
Diluted earnings per share	$0.57	$0.39	$1.64	$1.34

Weighted average shares outstanding - basic:
Class A common stock	—	—	—	647,676
Common stock	28,441,089	27,177,546	28,248,634	25,085,118

Weighted average shares outstanding - diluted	29,221,795	28,105,318	29,104,286	27,373,647

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

REVENUES:
Brokerage revenues:
Agency commissions	77.2%	75.4%	73.4%	73.0%
Principal transactions	19.2%	21.0%	21.2%	21.2%
Total brokerage revenues	96.4%	96.4%	94.6%	94.2%
Analytics and market data	2.8%	3.0%	2.6%	3.6%
Sale of software	0.0%	0.0%	1.1%	0.0%
Interest income	1.2%	0.9%	1.2%	0.8%
Other income	-0.4%	-0.3%	0.5%	1.4%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	62.5%	62.3%	62.0%	60.5%
Communications and quotes	5.4%	5.1%	4.8%	4.8%
Travel and promotion	3.9%	4.5%	4.2%	4.5%
Rent and occupancy	2.6%	3.6%	2.7%	3.0%
Depreciation and amortization	2.4%	2.6%	2.2%	2.8%
Professional fees	2.4%	2.1%	2.5%	2.1%
Clearing fees	3.3%	2.7%	3.3%	2.5%
Interest	0.6%	0.6%	0.8%	0.7%
Other expenses	1.7%	1.7%	1.9%	3.0%
Cost of software sale	0.0%	0.0%	0.9%	0.0%
Lease termination costs to affiliate	-0.1%	0.0%	0.0%	-0.6%
Total expenses	84.7%	85.2%	85.3%	83.3%

INCOME BEFORE PROVISION FOR INCOME TAXES	15.3%	14.8%	14.7%	16.7%

PROVISION FOR INCOME TAX	5.9%	6.5%	6.0%	7.4%

NET INCOME	9.4%	8.3%	8.7%	9.3%

GFI Group Inc. and Subsidiaries

Selected Financial and Statistical Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		m
	2006	2005	2006	2005

Brokerage Revenues by Product Categories:
Credit	$60,654	$51,472	$191,765	$163,874
Financial	38,605	30,804	117,035	86,924
Equity	41,426	25,993	128,994	68,864
Commodity	32,754	17,710	85,541	50,753

Total brokerage revenues	$173,439	$125,979	$523,335	$370,415

Brokerage Revenues by Geographic Region:
North America	$74,277	$65,845	$235,350	185,574
Europe	81,857	49,574	241,875	156,565
Asia-Pacific	17,305	10,560	46,110	28,276

Total brokerage revenues	$173,439	$125,979	$523,335	$370,415

	September 30,	December 31,
	2006	2005

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$161,866	$144,148
Total assets(1)	748,144	576,137
Total debt, including current portion	17,681	31,247
Stockholders’ equity	309,984	238,252

Selected Statistical Data:
Brokerage personnel headcount(2)	827	777
Employees	1,295	1,151
Number of brokerage desks(3)	167	150
Broker productivity for the quarter(4)	$208	$177

(1)             Total assets include receivables from brokers, dealers and clearing organizations of $318.5 million and $208.9 million at September 30, 2006 and December 31, 2005, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)             Brokerage personnel headcount includes brokers, trainees and clerks.

(3)             A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(4)             Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GAAP revenues	$179,958	$130,689	$553,112	$393,305
Foreign exchange collars(a)	1,030	825	3,407	(6,727)
Non-GAAP revenues	180,988	131,514	556,519	386,578

GAAP expenses	152,747	111,318	472,317	327,798
Non-operating adjustments:
Severance on discontinued desk	—	—	(2,665)	—
Expenses related to secondary offering	—	—	(635)	—
Fenics Purchase Obligation	—	—	—	(2,030)
Equity compensation	—	—	—	(756)
Accelerated depreciation	—	—	—	(1,095)
Lease termination to affiliate	—	—	—	2,266
Lease termination costs	—	—	(801)	—
Duplicate rent	—	(845)	—	(1,732)
Buy-out of employment contracts	—	—	—	(3,241)
Total (b)	—	(845)	(4,101)	(6,588)
Non-GAAP operating expenses	152,747	110,473	468,216	321,210

GAAP income before income tax provision	27,211	19,371	80,795	65,507
Sum of reconciling items = (a) - (b)	1,030	1,670	7,508	(139)
Non-GAAP income before income tax provision	28,241	21,041	88,303	65,368

GAAP income tax provision	10,621	8,523	33,126	28,823
Income tax benefit on non- operating loss (c)	309	501	2,648	148
Non-GAAP income tax provision	10,930	9,024	35,774	28,971

GAAP net income	16,590	10,848	47,669	36,684
Sum of reconciling items = (a) - (b) - (c)	721	1,169	4,860	(287)
Non-GAAP net income	$17,311	$12,017	$52,529	$36,397

GAAP basic net income per share	$0.58	$0.40	$1.69	$1.39
Basic non-operating income per share	$0.03	$0.04	$0.17	$(0.03)
Non-GAAP basic net income per share	$0.61	$0.44	$1.86	$1.36

GAAP diluted net income per share	$0.57	$0.39	$1.64	$1.34
Diluted non-operating income per share	$0.02	$0.04	$0.16	$(0.01)
Non-GAAP diluted net income per share	$0.59	$0.43	$1.80	$1.33